                                                                    EXHIBIT 23.3

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

  We hereby consent to the use in this Registration Statement on Form S-4, of our letter to the Board of Directors of Bank of Naples included as an exhibit to the Proxy Statement/Prospectus which is a part of this Registration Statement on Form S-4, and to all references to our firm in such Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


/s/ Keefe, Bruyette & Woods, Inc.
New York, New York
July 10, 1995